Exhibit 10.25

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 16, 2006, by and between MEDTOX SCIENTIFIC, INC., MEDTOX DIAGNOSTICS, INC., and MEDTOX LABORATORIES, INC., each a Delaware corporation (each individually, a "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"). Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 2005, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.         Sections 1.3, 1.4 and 1.5 of the Credit Agreement are hereby renumbered as Sections 1.4, 1.5 and 1.6.

2.	The following is hereby added to the Credit Agreement as Section 1.3:

“SECTION 1.3.	TERM LOAN.

(a)       Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Three Million Three Hundred Eighty Two Thousand Nine Hundred Eighty Six Dollars ($3,382,986.00) ("Term Loan"), the proceeds of which shall be used for long term financing. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note dated as of March 16, 2006 ("Term Note"), all terms of which are incorporated herein by this reference. Bank's commitment to grant the Term Loan shall terminate on May 1, 2006.

(b)         Repayment. The amount of Principal of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)         Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note."

3.	Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.4.	INTEREST/FEES.

(a)         Interest.          The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)         Interest.          The outstanding principal balance of the Loan Limit shall bear interest at either (i) a rate per annum one quarter of one percent (0.25%) below the Prime Rate in effect from time to time, or (ii) at a fixed rate for a period of one, two, three, or four years, at a rate equal to 2.25% in excess of the then current yield on U.S. Treasury Securities, adjusted to a constant maturity equal to such fixed rate period.

(c)         Interest.           The outstanding principal balance of the Term Loan shall bear interest at the rate of interest set forth in the Term Loan Note.

(d)         Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(e)         Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one eight of one percent (0.125%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

(f)          Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one half of one percent (1.5%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.”

4.	The following is hereby added to the Credit Agreement as Section 1.7:

“SECTION 1.7.           GUARANTIES. All indebtedness of Borrower to Bank under the Term Loan shall be guaranteed jointly and severally by New Brighton Business Center LLC, as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank. Such Guarantor shall also execute and deliver to Bank a negative pledge agreement on all of its business assets.”

5.         Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

6.         Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
MEDTOX SCIENTIFIC, INC.	NATIONAL ASSOCIATION

By: /s/ Kevin J. Wiersma	By: /s/ Steven P. Johnson
Steven P. Johnson,
Title: VP, CFO	Vice President

MEDTOX DIAGNOSTICS, INC.

By: /s/ Kevin J. Wiersma

Title: VP, CFO

MEDTOX LABORATORIES, INC.

By: /s/ Kevin J. Wiersma

Title: VP, CFO

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